EXHIBIT 99.2
                                  ------------

[LOGO]                                              Constellation Brands, Inc.
                                                   300 Willowbrook Office Park
                                                     Fairport, New York  14450
Constellation                                               phone 585-218-2169
    Building stellar brands                                   fax 585-218-2155




May 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, this letter confirms that Constellation Brands, Inc. (the "Company") has received a letter of representation from Arthur Andersen LLP ("Andersen") with respect to Andersen's audit of the Company's consolidated financial statements as of and for the year ended February 28, 2002. Andersen's letter represents that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

CONSTELLATION BRANDS, INC.

/s/ Thomas S. Summer

Thomas S. Summer
Executive Vice President and Chief Financial Officer